Exhibit 97
MATADOR RESOURCES COMPANY

CLAWBACK POLICY

Recoupment of Incentive-Based Compensation

It is the policy of Matador Resources Company (the “Company”) that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements (including any such correction recorded in the Company’s current period financial statements) due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements.

Policy Administration and Definitions

This policy (the “Policy”) is administered by the Strategic Planning and Compensation Committee of the Company’s Board of Directors (the “Committee”) and is intended to comply with, and as applicable to be administered and interpreted consistent with, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).

For purposes of this Policy:

“Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was Received by a person (i) on or after October 2, 2023 and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return.

Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.

“Covered Executive” means any officer of the Company as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, including the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function and any other officer who performs a significant policy-making function, and any other person who performs similar policy-making functions for the Company.

“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy and any “transition period” as prescribed under Rule 10D-1.

If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined on a pre-tax basis. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.

The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.

Miscellaneous

1.Disclosure

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the securities laws, including the disclosure required by the applicable Commission filings.

2.No Indemnification

The Company shall not indemnify any current or former Covered Executive against the loss of compensation pursuant to this Policy, and shall not pay, or reimburse any current or former Covered Executives for premiums for any insurance policy to fund such Covered Executive’s potential recovery obligations.

3.Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”).

4.Amendment and Interpretation

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary or advisable to reflect the regulations adopted by the Securities and Exchange Commission and to comply with any rules or standards adopted by the New York Stock Exchange. The Committee may at any time in its sole discretion, supplement, amend or terminate any provision of this Policy in any respect as the Committee determines to be necessary or appropriate. The Committee shall interpret and construe this Policy and make all determinations necessary or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D-1 thereunder and Section 303A.14 of the NYSE Listed Company Manual and any other applicable rules adopted by the Securities and Exchange Commission.

5.Other Recoupment Rights

The Committee intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require the party thereto to agree to abide by the terms of this Policy or implement arrangements designed to facilitate the administration hereof. Although not a prerequisite to enforcement of this Policy, each Covered Executive shall be required to sign and return to the Company the Acknowledgment Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms of and comply with this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

6.Successors

This Policy shall be binding and enforceable against all current and former Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT A

MATADOR RESOURCES COMPANY

CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms the undersigned has received and reviewed a copy of the Matador Resources Company Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any excess amount of Incentive-Based Compensation (as defined in the Policy) to the Company, and expressly acknowledges and agrees that the Company shall have the right to reduce, cancel, or withhold against outstanding, unvested, vested, or future cash or equity-based compensation owed or due to the undersigned to the extent required by, and in a manner permitted by, the Policy. For the avoidance of doubt, (i) any recovery affected under the Policy shall not constitute grounds to terminate the undersigned’s employment for “Good Reason” (or any term of similar meaning) and (ii) the Company shall not indemnify against the loss of compensation pursuant to the Policy, and shall not pay, or reimburse for premiums for any insurance policy to fund potential recovery obligations under any employment, compensation or indemnification arrangements, agreements, plans or programs.

Signed

Name (Printed)

Date

Exhibit A